AMERIANA BANCORP REPORTS FIRST QUARTER NET INCOME
OF $121,000 OR $0.04 PER SHARE

NEW CASTLE, Ind. (May 5, 2011) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced net income of $121,000 or $0.04 per basic and diluted share for the first quarter of 2011 compared with $80,000 or $0.03 per basic and diluted share for the first quarter of 2010.

Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.76% for the first quarter of 2011.  This represented a decline of two basis points from the fourth quarter of 2010 as a result of higher overall deposit levels and relatively soft loan demand, but was 25 basis points higher than the first quarter of 2010. Total deposits in the quarter increased $17.0 million, with $6.2 million coming from callable brokered certificates of deposit and $11.7 million from increased levels of checking, savings and money-market accounts, while non-brokered certificates of deposit decreased $882,000.  Funds from the new brokered deposits were used to repay a $6.0 million note to the Federal Home Loan Bank, reducing total borrowing to $45.8 million.

The provision for loan losses totaled $360,000 for the first quarter of 2011, down $195,000 from the fourth quarter of 2010 and flat compared with the year-earlier quarter.  The allowance for loan losses increased to 1.41% of total loans at March 31, 2011, from 1.33% of total loans at December 31, 2010, and 1.23% of total loans at March 31, 2010.  Total non-performing loans at the end of the first quarter declined $361,000 to $10.9 million from December 31, 2010.  Non-performing loans were 3.4% of total loans at March 31, 2011, also down slightly from the end of the prior quarter.   Other real estate owned (OREO) declined slightly from the fourth quarter of 2010. The total of classified loans (substandard, non-accrual and OREO) declined $3.5 million from December 31, 2010.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report Ameriana's ongoing profitability in the first quarter of 2011, especially considering the continued challenges that our industry faces.  With these results, the Company has remained profitable for seven consecutive quarters.

"Our first quarter performance reflected the effects of several cross currents, including a slowdown in mortgage lending consistent with broader industry trends," Gassen continued.  "As a result, fee income from these services declined from the year-earlier period.  Deposits also increased on a comparable quarter basis, which given the pull-back in lending has the potential to cause margin compression in the future.  On the other hand, credit quality remained stable in the first quarter compared with the fourth quarter of 2010, with no significant development of new non-performing loans and further indications from many customers that their operations are beginning to strengthen.  All in all, we believe our first quarter results provide a solid start to the year.

"While we are cautiously optimistic that business conditions will continue to improve," Gassen added, "we recognize that real estate values remain under pressure and meaningful earnings growth is still dependent on greater expansion  of  the economic recovery, which to date has appeared neither consistent nor broad-based.  The political and regulatory climate also remains uncertain.  Against this backdrop, we remain committed to our long-term strategies to strengthen the Ameriana franchise, build shareholder value, and work to position our company to take advantage of opportunities for growth as conditions improve."

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Interest income	$4,766	$5,083
Interest expense	1,337	1,800
Net interest income	3,429	3,283
Provision for loan losses	360	360
Net interest income after provision for loan losses	3,069	2,923
Other income	1,389	1,352
Other expense	4,401	4,286
Income (loss) before income taxes	57	(11)
Income tax benefit	64	91
Net income	$121	$80

Earnings per share:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

Weighted average shares outstanding:
Basic	2,989	2,989
Diluted	2,989	2,989

Dividends declared per share	$0.01	$0.01
Net interest margin (fully tax-equivalent basis)	3.76%	3.51%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	March 31, 2011	Dec. 31, 2010	March 31, 2010
Total assets	$441,184	$429,657	$440,414
Cash and cash equivalents	31,262	11,747	20,148
Investment securities available for sale	32,769	38,608	30,869
Loans receivable	313,451	316,927	323,483
Allowance for loan losses	4,416	4,212	3,963
Loans, net	309,035	312,715	319,520
Allowance for loan losses as a percentage of loans receivable	1.41%	1.33%	1.23%
Non-performing loans	$10,886	$11,247	$9,386
Allowance for loan losses as a percentage of non-performing loans	40.6%	37.4%	42.2%
Deposits:
Non-interest-bearing	$38,093	$34,769	$32,159
Interest-bearing	316,872	303,209	304,537
	354,965	337,978	336,696

Borrowed funds	$45,810	$51,810	$63,810
Shareholders' equity	33,190	33,251	32,733
Book value per share	11.10	11.12	10.95

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	8.74%	8.93%	8.54%
Tier 1 risk-based capital ratio	11.82%	11.86%	11.58%
Total risk-based capital ratio	13.08%	13.11%	12.83%